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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A
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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                                 Medifast, Inc.
             (Exact name of registrant as specified in its charter)

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                  Delaware                                    13-3714405
        (State or other jurisdiction                         (IRS Employer
             of incorporation)                            Identification No.)

            11445 Cronhill Drive
              Owings Mills, MD                                   21117
  (Address of principal executive offices)                     Zip Code

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If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. |_|

               Securities Act registration statement file number
                  to which this form relates: (if applicable)

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        Securities to be registered pursuant to Section 12(b) of the Act:

                                                Name of each exchange on which
Title of each class to be so registered         each class is to be registered
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Common Stock, par value $.001 per share         New York Stock Exchange, Inc.

     Securities to be registered pursuant to Section 12(g) of the Act: None

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Item 1. Description of Registrant's Securities to be Registered.

As of August 11, 2006, the Registrant's authorized Common Stock consisted of 20,000,000 shares, of which, 13,519,481 shares were outstanding.

Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

Subject to the rights of any preferred stock which may be outstanding at the time, holders of Common Stock have equal rights, share for share, to receive dividends when, as and if declared by the Board of Directors. The current policy of the Registrant's Board of Directors is to retain all future earnings of the Registrant, if any, and not to pay cash dividends which, under the Delaware General Corporation Law (the "DGCL"), can only be paid from earnings. The payment of future dividends, if any, will be at the discretion of the Board of Directors and will depend upon many factors, including the Registrant's earnings, financial position, capital requirements and other factors. Therefore, there can be no assurance as to future dividends.

The Common Stock is currently listed on the American Stock Exchange under the symbol "MED."


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Item 2. Exhibits.

Exhibit
  No.       Description
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  3.1       Certificate of Incorporation (incorporated by reference to Exhibit
            3.1 to the Registrant's Registration Statement on Form S-3, File No.
            000-114204-03-005087 filed with the Securities and Exchange
            Commission on August 26, 2003).

  3.2 Certificate of Amendment of Certificate of Incorporation, (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-3, File No 000-114204-03-005087 filed with the Securities and Exchange Commission on August 26,
            2003).

  3.3 Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-3, File No 000-114204-03-005087 filed with the Securities and Exchange Commission on August 26, 2003.).

  3.4 Registrant's specimen stock certificate for the Common Stock, (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, File No 000-114204-03-005087 filed with the Securities and Exchange Commission on August 26,
            2003)

                  [Remainder of Page Intentionally Left Blank]


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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      Medifast, Inc.
DATED: August 14, 2006                By:  /s/ Michael S. McDevitt
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                                           Michael S. McDevitt, President and
                                           Chief Financial Officer